Exhibit 99.01
Cepheid Reports Third Quarter 2007 Results
Realization of healthcare acquired infections market drives third quarter revenue growth
SUNNYVALE, Calif., November 1, 2007 — Cepheid (NASDAQ: CPHD) today announced financial results for the third quarter ended September 30, 2007. Key results for the third quarter 2007 include:
•	Total revenues of $36.3 million, a 53 percent increase from $23.8 million in the third quarter of 2006.

•	Clinical product sales of $20.7 million, a 258 percent increase from $5.8 million in the third quarter of 2006.

•	Total product sales of $34.0 million, a 50 percent increase from $22.6 million in the third quarter of 2006.

•	1,376 diagnostic modules of the GeneXpert® System installed in U.S. accounts as of September 30, 2007, an increase of 705 modules, or 105 percent, over the number of modules installed in accounts at the close of the second quarter of 2007.

•	Gross margins on product sales, excluding stock compensation expense and the amortization of acquired intangibles, of 43 percent compared to 42 percent in the third quarter of 2006.

•	Net loss, excluding stock compensation expense and the amortization of acquired intangibles, of $1.5 million, or $0.03 per share, compared to $2.4 million, or $0.04 per share, in the third quarter 2006.
Total revenues of $36.3 million for the third quarter of 2007 included $34.0 million of product sales and $2.3 million from contracts, grants and research revenue. Other revenue predominantly consists of reimbursement for research and development collaborations, including partnerships to develop assays for Tuberculosis with FIND and hemostasis with Instrumentation Laboratories.
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Total product sales for the third quarter ended September 30, 2007 increased 50 percent to $34.0 million from $22.6 million for the third quarter 2006. The increase in product sales for the third quarter 2007 reflects a 258 percent increase in clinical product sales, which more than offset a 26 percent decrease in biothreat sales and an 8 percent decrease in industrial sales, compared to the third quarter of 2006.
Product Sales by Market (millions)

		Q3 2007		Q3 2006
	Q3 2007	Percent of	Q3 2006	Percent of Product
	Product Sales	Product Sales	Product Sales	Sales
Clinical	$20.7	61	$5.8	26
Biothreat	$8.9	26	$12.0	53
Industrial	$4.4	13	$4.8	21

The increase in clinical sales was driven by market adoption of both the GeneXpert® System and the Company’s menu of available tests, specifically the Xpert™ MRSA product that provides rapid detection of Methicillin-resistant Staphylococcus aureus (MRSA). The Company focused on GeneXpert System installations during the third quarter, and expects test sales volumes to increase as accounts become fully operational. The U.S. Food and Drug Administration cleared Cepheid’s Xpert MRSA test in April 2007.
As of September 30, 2007, Cepheid has installed 1,786 diagnostic GeneXpert modules in Europe and the U.S., which is an increase of 800, or 81 percent, from the second quarter of 2007. Providing unique account scalability, the GeneXpert System is presently configurable with anywhere from one to 16 modules. The new Infinity Series of GeneXpert Systems, currently in development, will extend this capability up to 72 modules. This configuration flexibility and volume capacity has been particularly attractive to large hospitals seeking on-demand test capability as they have made time-critical, active MRSA surveillance a priority.
Instrument and Reagent Sales Mix (millions)

	Q3 2007	Q3 2007	Q3 2006	Q3 2006
	Product	Percent of	Product	Percent of
	Sales	Product Sales	Sales	Product Sales
Instruments	$15.9	47	$7.3	32
Reagents & Disposables	$18.1	53	$15.3	68

The third quarter 2007 product sales illustrate the overall shift of Cepheid’s business towards the substantially larger, higher-margin clinical market, away from the historically less consistent biothreat and industrial markets. The industrial market segment is now primarily supported by distributors, which results in a lower average selling price for products realized by the company, as compared to prices realized through direct sales. This was the primary driver for the decrease in product sales for the industrial market. The decrease in third quarter 2007 biothreat sales compared to the prior year quarter was
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the result of a planned decrease in the purchase price of Anthrax test cartridges to the United States Postal Service (USPS) in conjunction with a five-year contract and a shift in distribution of the quarterly purchase volumes taken during the 2007 USPS fiscal year.
GAAP-based gross margin on product sales was 41 percent for the third quarter of 2007, which is the same as the third quarter of 2006. Gross margin on product sales, without stock compensation expense and the amortization of acquired intangibles, was 43 percent for the third quarter of 2007, compared to 42 percent for the third quarter of 2006.
GAAP net loss for the third quarter of 2007 was approximately $4.7 million, or $0.09 per share, as compared to a net loss of approximately $4.0 million, or $0.07 per share, for the third quarter 2006. Net loss for the third quarter of 2007, adjusted for stock compensation expense and the amortization of acquired intangibles, was $1.5 million, or $0.03 per share, as compared to $2.4 million, or $0.04 per share, for the third quarter of 2006. See the attached table for a reconciliation of GAAP and Non-GAAP amounts.
“Our third quarter results were driven by recognition of the value that the GeneXpert System brings to laboratories of all sizes in its ability to provide clinically useful results on an on-demand basis, twenty four hours a day, seven days a week. We believe this attribute to be a key benefit to hospitals large and small in advancing the ability to reduce Healthcare Acquired Infection (HAI),” said John Bishop, Cepheid’s Chief Executive Officer. “As has been recently noted in the press nationwide, HAI is a significant problem. Unfortunately, the HAI problem also involves infections resulting from multiple organisms in addition to MRSA. We are actively developing additional tests for vancomycin-resistant enterococcus (VRE) and C. difficile. In addition, we expect the ability to more effectively combat community-acquired MRSA will be better enabled by the unique scalability and ability of the GeneXpert System to function in both highly complex laboratories and moderately complex settings such as hospital emergency departments. Based on our success, and the rapidly developing market, we are continuing to accelerate our investment in sales and marketing infrastructure.”
Third Quarter 2007 and Recent Business Highlights
In the third quarter 2007, Cepheid received two Veterans Affairs Federal Supply Service Schedule (VA/FSS) contracts. The contracts are expected to streamline the acquisition process and ensure VA hospitals and other federal agencies can purchase GeneXpert Systems and Xpert MRSA test kits without individual negotiations. To date, Cepheid has already won competitive contracts for MRSA testing in 77 out of approximately 97 VA hospitals looking to implement PCR-based MRSA surveillance, which includes a gain of 51 accounts in the third quarter.
As noted, Cepheid is continuing to accelerate expansion of its U.S. sales and field service support organization based on the rapidly developing HAI market. The Company plans to bring the total sales and field service support personnel from 28 to 43 by the first quarter of 2008. Recruiting is currently underway for various positions in sales and marketing.
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During the third quarter 2007, Northrop Grumman signed a five-year agreement with Cepheid to purchase up to $200 million in Bacillus anthracis (anthrax) test cartridges and associated materials for use in Biohazard Detection Systems installed at USPS mail processing centers nationwide. Under the agreement, the annual purchase quantity of anthrax tests will be determined prior to initiation of the USPS fiscal year, October 1 through September 30. The Company has received a purchase order for approximately two million anthrax test cartridges for the USPS fiscal 2008.
Outlook for Year-End 2007
Based upon market demand for the GeneXpert System and associated Xpert tests, the Company is raising its forward-looking financial guidance for product sales and resulting total revenues for 2007.
•	Product sales are expected to be in the range of $112 million to $114 million.

•	Other revenues are expected to be in the range of $12 million to $13 million.

•	The Company expects 2007 total revenues to be in the range of $124 million to $127 million.

•	The GAAP net loss for 2007, including the effect of stock compensation expense and the amortization of acquired intangibles, is expected to be in the range of $19 million to $22 million, or $0.34 to $0.40 per share based on expected weighted average shares outstanding of 55.4 million.

•	In view of continuing incremental increases in sales and marketing expenditures, the net loss, not including the effect of stock compensation expense and the amortization of acquired intangibles for 2007, is expected to remain in the range of $8 million to $11 million or $0.14 to $0.20 per share based on the same number of weighted average shares outstanding.

•	The Company has been demonstrating a trend towards profitability and currently expects to be profitable on a full-year basis for 2008, excluding stock compensation expense and the amortization of acquired intangibles.
Chief Financial Officer John Sluis to Retire at the End of the Year
Cepheid also announced today that Senior Vice President and Chief Financial Officer John Sluis will retire on December 31, 2007. Sluis will remain as a consultant for one year following his retirement. The Company is currently working with an outside executive search firm relative to identifying a successor candidate.
“John has been a valuable asset to the organization and I cannot thank him enough for his contributions to Cepheid. All of us at Cepheid wish him a long and happy retirement,” said John Bishop, Cepheid’s president and CEO. “As previously noted, John will remain as a consultant through 2008 to ensure a seamless transition with his successor.”
John Sluis joined Cepheid as Vice President, Finance and Chief Financial Officer in July 2002. Prior to joining Cepheid, Mr. Sluis was Senior Vice President and Chief Financial Officer of Vysis, a genomic disease management company from June 2000 through
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February 2002. Before joining Vysis, he held various senior financial management positions at Sanofi Diagnostics, Gen-Probe, and American Hospital Supply Corporation.
Conference Call Information
Cepheid’s CEO, John Bishop, and Senior V.P. and CFO, John Sluis will host the conference call today at 4:30 pm Eastern Time to discuss Cepheid’s financial results and business highlights. Interested participants and investors may access the teleconference call by dialing 866-713-8564 (U.S./Canada) or 617-597-5312 (international), participant code 54436442. A telephonic replay will be available for seven days beginning at 6:30 p.m. Eastern Time today. Access numbers for this replay are 888-286-8010 (U.S./Canada) and 617-801-6888 (international); participant code 20626524.
This news release contains certain non-GAAP financial measures. A reconciliation of these and other measures to the comparable GAAP measures is included in this release and in the attached financial tables.
The webcast of the call can be accessed on the Investor section of Cepheid’s Web site at www.cepheid.com. Web participants are encouraged to go to the Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. After the live webcast, a replay will remain available in the Investors section of Cepheid’s Web site for 90 days.
About Cepheid
Cepheid (Nasdaq: CPHD), based in Sunnyvale, Calif., is a molecular diagnostics company that develops, manufactures, and markets fully-integrated systems for genetic analysis in the clinical, industrial and biothreat markets. The Company’s systems enable rapid, sophisticated genetic testing for organisms and genetic-based diseases by automating otherwise complex manual laboratory procedures. Cepheid’s easy-to-use systems integrate a number of complicated and time-intensive steps, including sample preparation, DNA amplification and detection, which enable the analysis of complex biological samples in its proprietary test cartridges. Through its strong molecular biology capabilities, the Company is focusing on those applications where rapid molecular testing is particularly important, such as identifying infectious disease and cancer in the clinical market; food, agricultural, and environmental testing in the industrial market; and identifying bio-terrorism agents in the biothreat market. See http://www.cepheid.com for more information.
This press release contains forward-looking statements that are not purely historical regarding Cepheid’s or its management’s intentions, beliefs, expectations and strategies for the future, including those relating to potential growth in clinical products sales, the status of government funding, future product releases, future revenues and demand for certain test products, future net losses and profitability and other future operating results. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the Company’s current expectations. Factors that could cause actual results to differ materially include risks and
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uncertainties such as those relating to: our success in increasing direct sales and marketing organization, and the effectiveness of any new sales personnel the Company hires; the performance and market acceptance of new products; sufficient customer demand; our ability to develop and complete clinical trials successfully in a timely manner for new products to be marketed in clinical markets; uncertainties related to the FDA regulatory and European regulatory processes; the scope of actual USPS funding in the future; the rate of environmental testing using the BDS conducted by the USPS, which will affect the amount of consumable products sold; the fact that future levels of government funding are inherently uncertain; unforeseen development and manufacturing problems; the potential need for additional licenses for new tests and other products and the terms of such licenses; lengthy sales cycles in certain markets; the Company’s reliance on distributors in some regions to market, sell and support its products; the occurrence of unforeseen expenditures, acquisitions or other transactions; the impact of acquisitions; the impact of competitive products and pricing; our ability to manage geographically-dispersed operations; and underlying market conditions worldwide. Readers should also refer to the section entitled “Risk Factors” in Cepheid’s Annual Report on Form 10-K for 2006 and its other reports filed with the Securities and Exchange Commission.
All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.
(FINANCIAL STATEMENTS FOLLOW)
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CEPHEID
CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF
OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Instrument sales	$15,911	$7,287	$32,142	$15,855
Reagent and disposable sales	18,105	15,360	47,525	44,945

Total product sales	34,016	22,647	79,667	60,800
Contract revenues	2,024	987	5,808	2,275
Grant and government sponsored research revenue	289	128	3,571	694

Total revenues	36,329	23,762	89,046	63,769

Costs and operating expenses:
Cost of product sales	19,966	13,281	47,722	36,357
Collaboration profit sharing	2,729	3,813	8,957	11,467
Research and development	8,371	5,568	22,732	17,204
In-process research and development	—	139	—	139
Selling, general and administrative	10,856	6,146	28,389	19,213

Total costs and operating expenses	41,922	28,947	107,800	84,380

Loss from operations	(5,593)	(5,185)	(18,754)	(20,611)
Other income, net	852	1,215	2,619	2,927

Net loss	$(4,741)	$(3,970)	$(16,135)	$(17,684)

Basic and diluted net loss per share	$(0.09)	$(0.07)	$(0.29)	$(0.34)

Shares used in computing basic and diluted net loss per share	55,356	54,771	55,174	51,448

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CEPHEID
CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$8,269	$17,186
Marketable securities	33,050	77,750
Accounts receivable, net	26,043	15,246
Inventory	21,961	10,240
Prepaid expenses and other current assets	2,379	1,390

Total current assets	91,702	121,812
Property and equipment, net	16,213	14,097
Restricted cash	661	661
Other non-current assets	284	666
Intangible assets and goodwill	56,205	30,425

Total assets	$165,065	$167,661

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,254	$8,977
Accrued compensation	5,521	3,319
Accrued royalties	6,402	3,516
Accrued collaboration profit sharing	617	3,497
Accrued other liabilities	4,608	4,107
Accrued expense for patent-related matter	—	3,350
Current portion of deferred revenue	4,496	3,913
Current portion of license fees payable	—	447
Current portion of equipment financing	—	313
Current portion of note payable	3	11

Total current liabilities	33,901	31,450
Long-term portion of deferred revenue	3,085	2,663
Long-term portion of equipment financing	—	3
Long-term portion of note payable	2	41
Deferred rent	874	798

Total liabilities	37,862	34,955

Shareholders’ equity:
Common stock	253,788	251,132
Additional paid-in capital	22,755	15,065
Accumulated other comprehensive loss	281	(5)
Accumulated deficit	(149,621)	(133,486)

Total shareholders’ equity	127,203	132,706

Total liabilities and shareholders’ equity	$165,065	$167,661

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Table A — GAAP vs. Non GAAP Measures

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Total Product Sales	$34,016	$22,647	$79,667	$60,800
Total Revenues	$36,329	$23,762	$89,046	$63,769

Cost of product sales	$19,966	$13,281	$47,722	$36,357
Stock compensation expense	(229)	(153)	(530)	(531)
Amortization of acquired inventory step-up in basis	—	—	(170)	—
Amortization of purchased intangible assets	(237)	(8)	(604)	(8)

Non-GAAP measure of cost of goods sold	$19,500	$13,120	$46,418	$35,818

Gross Margin on Product Sales per GAAP	41%	41%	40%	40%
Gross Margin on Product Sales per Non-GAAP	43%	42%	42%	41%

Gross Margin on Total Revenues per GAAP	45%	44%	46%	43%
Gross Margin on Total Revenues per Non-GAAP	46%	45%	48%	44%

Research and development	$8,371	$5,568	$22,732	$17,204
Stock compensation expense	(1,378)	(597)	(3,169)	(1,915)

Non-GAAP measure of cost of research and development	$6,993	$4,971	$19,563	$15,289
Non-GAAP R&D measure as percent of Total Revenues	19%	21%	22%	24%

Selling, general and administrative	$10,856	$6,146	$28,389	$19,213
Stock compensation expense	(1,394)	(806)	(3,600)	(2,747)

Non-GAAP measure of cost of selling, general and administrative	$9,462	$5,340	$24,789	$16,466
Non-GAAP SG&A measure as percent of Total Revenues	26%	22%	28%	26%

Net Loss	$(4,741)	$(3,970)	$(16,135)	$(17,684)
Stock compensation expense	3,001	1,556	7,299	5,193
Amortization of acquired inventory step-up in basis	—	—	170	—
Amortization of purchased intangible assets	237	(8)	604	(8)

Non-GAAP measure of Net Loss	$(1,503)	$(2,422)	$(8,062)	$(12,499)

Basic and diluted net loss per share	$(0.086)	$(0.072)	$(0.292)	$(0.344)
Stock compensation expense	$0.054	$0.028	$0.132	$0.101
Amortization of acquired inventory step-up in basis	$—	$—	$0.003	$—
Amortization of purchased intangible assets	$0.004	$(0.000)	$0.011	$(0.000)

Non-GAAP measure of Net Loss	$(0.027)	$(0.044)	$(0.146)	$(0.243)

Shares used in computing basic and diluted net loss per share	55,356	54,771	55,174	51,448
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Table B — Instrument and Reagent Sales Mix

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Product Sales
Instrument sales	$15,911	$7,287	$32,142	$15,855
Reagent and disposable sales	18,105	15,360	47,525	44,945

Total product sales	$34,016	$22,647	$79,667	$60,800

Percent of Product Sales
Instruments	47%	32%	40%	26%
Reagents and disposables	53%	68%	60%	74%

Total product sales	100%	100%	100%	100%
Table C — Geographic Sales Mix

	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
Percent of Instrument and service sales
US & ROW	81%	72%	74%	73%
Europe	19%	28%	26%	27%

Total Instrument and Service Sales	100%	100%	100%	100%

Percent of reagent and disposable sales (including USPS)
US & ROW	84%	98%	86%	98%
Europe	16%	2%	14%	2%

Total Reagent and Disposable Sales	100%	100%	100%	100%

Percent of Reagent and Disposable Sales (without USPS)
US & ROW	69%	89%	64%	90%
Europe	31%	11%	36%	10%

Total Reagent and Disposable Sales	100%	100%	100%	100%

Percent of Total Product Sales (including USPS)
US & ROW	83%	89%	81%	91%
Europe	17%	11%	19%	9%

Total Product Sales (including USPS)	100%	100%	100%	100%

Percent of Total Product Sales (without USPS)
US & ROW	77%	78%	70%	79%
Europe	23%	22%	30%	21%

Total Reagent and Disposable Sales	100%	100%	100%	100%
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